News Release: FOR IMMEDIATE RELEASE

For Additional Information, contact:

Senior Vice President & CFO: Nicholas C. Hindman, Sr. Westell Technologies Inc. 630.375.4136 nhind@westell.com	Trade/Business Press: Ken Trantowski KGT Communications Group 630.469.8765 kennethg_trantowski@msn.com

Westell Technologies Reports 3rd Quarter Fiscal 2007 Results

AURORA, IL, JANUARY 24, 2007 - - Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of broadband access products and conferencing services, announced today the results for the quarter ending December 31, 2006.

Total revenues for the December 2006 quarter decreased 7% to $63.3 million from $68.1 million in the December quarter of last year. Breaking down revenues by product line for this quarter compared to the third quarter of last year showed Customer Networking Equipment (CNE) revenue decreasing 23% to $37.4 million from $48.6 million; conferencing services revenue increasing 11% to $11.6 million from $10.4 million; Network Service Access (NSA) equipment revenue increasing 56% to $14.2 million from $9.1 million. The decrease in CNE revenue is primarily attributable to decreased unit volume. The increase in conferencing services revenue is due to increased minutes and the increase in NSA equipment revenue is due primarily to the added revenue from the HyperEdge acquisition completed in December 2005.

“The decline in our CNE unit volume was not unexpected and was taken into account with the guidance we provided for the December quarter,” said Van Cullens, Westell’s retiring President and CEO. “DSL promotional activity with certain customers is down, and while we have indications that new promotions are being formulated, we are feeling the effects.”

Westell reported net income for the December 2006 quarter of $1.8 million, or $0.03 per diluted share, which includes income tax expense of $1.1 million, or $0.01 per diluted share. For the third quarter of last year the Company reported net income of $3.2 million, or $0.04 per diluted share including $2.1 million income tax expense, or $0.03 per diluted share. Beginning in the June 2006 quarter, the Company implemented SFAS No. 123R, “Share-Based Payment”, using the modified prospective method for its stock-based compensation plans. The inclusion of stock based compensation for the December quarter increased compensation expense by $0.25 million.

“Westell’s 19th consecutive profitable quarter is a reflection of the hard work and dedication of all the Company’s employees,” Thomas Mader, Westell’s new President and CEO said. “I am confident that the entrepreneurial spirit of this team will continue to permit us to identify and provide new technology solutions to the telecommunications industry,’ Mader added.

The Company had previously reported that it acquired 100% of the stock of privately held Noran Tel, Inc. Noran Tel is located in Regina, Saskatchewan, employs approximately 75 people and conducts a business similar to the Company’s Network Service Access product group. The purchase price for Noran Tel was $6 million CND, with a potential earn-out of an additional $5 million CND if certain financial performance goals are met.

“The acquisition of Noran Tel gives Westell a strong footprint in Canada through which we plan to sell Westell products. Correspondingly, we plan to sell additional Noran Tel products in the U.S. through our existing sales channel,” Cullens added. “The addition of Noran Tel gives us a very attractive overall product portfolio which we believe will benefit the customers of both companies.”

“We are pleased to report that the Company has entered into a consulting agreement under which Van Cullens has agreed to be available at the Company’s request to advise the Board and me on strategic and transitional matters,” Mader added. Mr. Cullens will also remain on the Westell Board of Directors.

Outlook

Westell provided guidance for the fourth fiscal quarter ending March 31, 2007. The Company expects revenue to be in the range of $56- $58 million. Westell expects EPS to be break even.

Conference Call Information

Westell will host its earnings call on Thursday, January 25, at 9:30 AM ET for analysts, shareholders, investors and the public. Participants can register for the Westell conference by going to the URL:

http://www.conferenceplus.com/westell

With EventManager™, participants can quickly register online in advance of the conference call through a customizable web page that can be used to gather multiple pieces of information from each participant, as specified by the event arranger. After registering, participants receive dial-in numbers, a passcode, and a personal identification number (PIN) that is used to uniquely identify their presence and automatically join them into the audio conference. A URL is also provided to join the web presentation portion of the conference. If a participant experiences any technical difficulties after joining the conference on January 25, simply press *0 for support.

If you do not wish to register, you can participate in the audio portion of the call on January 25, by dialing ConferencePlus at 1-877-875-0056 no later than 9:15 AM, Eastern Time and using confirmation number 16814012. International participants may dial 1-847-585-4340.

The Company’s earnings press release and any related earnings information to be discussed on the earnings conference will be posted on the Investor Relations section of the Company’s website at http://www.westell.com. An archive of the entire conference will be available on Westell’s website or via Digital Audio Replay one hour following the conclusion of the conference. The audio-only portion of the conference can be accessed by dialing 1-888-843-8996 or 1-630-652-3044 and entering 8001387#.

About Westell

Westell Technologies, Inc. (NASDAQ: WSTL) headquartered in Aurora, Illinois is an Broadband Access Solutions company that provides leading broadband products, service solutions, and conferencing solutions for carriers, service providers and business enterprises around the world. Westell delivers innovative, open broadband solutions that meet the market’s needs for fast and seamless broadband connection. Additional information can be obtained by visiting Westell’s Web site at www.westell.com.

About ConferencePlus

Conference Plus, Inc., (ConferencePlus™) a leading global provider of audio, web and videoconferencing services is dedicated to the workplace of the future – now. ConferencePlus is transforming the way work is done through its market-leading multimedia conferencing solutions that combine innovation, proven technology and exceptional customer service. Headquartered in Schaumburg, Illinois with an international headquarters in Dublin, Ireland, ConferencePlus is a subsidiary of Westell Technologies, Inc. (NASDAQ: WSTL). Additional information about ConferencePlus can be obtained by visiting http://www.conferenceplus.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act 1995:

Certain statements contained herein including, without limitation, statements containing the words "believe," “on track, “ "anticipate," “focus,” “should,” “committed” "expect," "estimate", "await," "continue," "intend," “may,” “will,” “should,” and similar expressions are forward looking statements that involve risks and uncertainties. These risks include, but are not limited to, product demand and market acceptance risks, need for financing, the economic downturn in the U.S. economy and telecom market, the impact of competitive products or technologies, competitive pricing pressures, product development, excess and obsolete inventory due to new product development, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the effect of Westell’s accounting policies, the need for additional capital, the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions) and other risks more fully described in Westell’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 under the section “Risk Factors”. Westell undertakes no obligation to release publicly the result of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Financial Tables to Follow:

Westell Technologies, Inc.
Financial Results (continued)
(Dollars in thousands)

	December 31,	March 31,
	2006	2006

Cash and Short term Investments	67,116	42,215
Receivables	27,108	30,121
Inventory	17,886	23,918
Total current assets	123,121	107,401
Goodwill and intangibles	17,847	18,479
Total assets	200,692	191,813
Total current liabilities	29,523	30,859
Total liabilities and minority interest	33,344	34,536
Shareholders' Equity	167,349	157,276

Days Sales Outstanding	38	37